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                                                                    Exhibit 23.2

                            CONSENT OF ERNST AND YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-____) of Guitar Center, Inc. pertaining to the 1997 Equity Participation Plan, the Amended and Restated 1996 Performance Stock Option Plan and the Management Stock Option Agreements, dated June 5, 1996 of our report dated March 6, 1996 with respect to the financial statements of Guitar Center, Inc. as of December 31, 1995 and for the two years then ended included in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


                                                      Ernst & Young LLP

Los Angeles, California
April 29, 1997